UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: January 9, 2019

(Date of earliest event reported)

PAYCHEX, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-11330	16-1124166
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

911 PANORAMA TRAIL SOUTH, ROCHESTER, NEW YORK	14625-2396
(Address of principal executive offices)	(Zip Code)

(585) 385-6666

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 9, 2019, Paychex of New York LLC, a Delaware limited liability company (the “Company”), and Paychex, Inc., a Delaware corporation (the “Parent”) entered into a Note Purchase and Guarantee Agreement (the “Agreement”) among the Company, the Parent, and the respective purchasers thereto. The Agreement provides for the future issuance in private placements of (i) Senior Notes, Series A (the “Series A Notes”) in an aggregate principal amount of $400.0 million due on March 13, 2026 and (ii) Senior Notes, Series B (the “Series B Notes” and collectively with the Series A Notes, the “Notes”) in an aggregate principal amount of $400.0 million due on March 13, 2029.  The payment by the Company of all amounts due with respect to the Notes and the Agreement and the performance by the Company of its obligations under the Agreement are guaranteed by the Parent.  In addition, the payment by the Company of all amounts due with respect to the Notes and the Agreement and the performance by the Parent and the Company of their obligations under the Agreement will be guaranteed by certain subsidiaries of Parent.  The Notes will be unsecured indebtedness of the Company, the Parent and such subsidiaries.

The Series A Notes will bear interest (a) on the unpaid balance thereof at the rate of 4.07% per annum, payable semiannually, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default (as defined in the Agreement), on such unpaid balance and on any overdue payment of a Make-Whole Amount (as defined in the Agreement), at a rate per annum from time to time equal to 6.07% payable semiannually (or, at the option of the holder, on demand). The Company may, at its option, prepay at any time all, or from time to time any part of, the
Series A Notes, subject to certain conditions pertaining to minimum notice and minimum reduction amounts as described in the Agreement.

The Series B Notes will bear interest (a) on the unpaid balance thereof at the rate of 4.25% per annum, payable semiannually, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default (as defined in the Agreement), on such unpaid balance and on any overdue payment of a Make-Whole Amount (as defined in the Agreement), at a rate per annum from time to time equal to 6.25% payable semiannually (or, at the option of the holder, on demand). The Company may, at its option, prepay at any time all, or from time to time any part of, the
Series B Notes, subject to certain conditions pertaining to minimum notice and minimum reduction amounts as described in the Agreement.

The Agreement contains customary representations, warranties, affirmative and negative covenants, including financial covenants, events of default and indemnification provisions in favor of the purchasers. The negative covenants include restrictions regarding the incurrence of liens and indebtedness, substantial changes in the general nature of the business of the Parent and its subsidiaries (taken as a whole), certain merger transactions, certain sales of assets and other matters, all subject to certain exceptions. The financial covenants, which are based on quarterly financial tests, require the Company not to exceed a maximum leverage ratio of 3.50:1.00 and a minimum interest coverage ratio of 2.00:1:00.  In addition, the Parent will not permit certain of its indebtedness to exceed 20% of the consolidated stockholders’ equity of the Parent and its subsidiaries calculated in accordance with United States generally accepted accounting principles (as defined in the Agreement) on a consolidated basis.  Any Event of Default (as defined in the Agreement) could result in the acceleration of the Company’s indebtedness under the Notes.  The Company expects to use the net proceeds from the issuance of the Series A Notes and the Series B Notes to pay down the Parent’s existing credit facilities.

At any time following the closing of the sale and issuance of the Notes, the holders of at least 51% in principal amount of the Notes, without regard to Series (exclusive of Notes then owned by the Parent, the Company or any Affiliate (as defined in the Agreement) of the Parent) may agree to certain actions on behalf of the holders of the Notes, including certain amendments to the Notes.

No Notes have been issued as of the date hereof and each purchaser’s obligation to purchase and pay for the Notes pursuant to the Agreement are subject to certain customary closing conditions.

Terms used herein and not otherwise defined have the meanings given to them in the Agreement. The foregoing description of the terms and conditions of the Agreement and the Notes do not purport to be complete and are qualified in their entirety by reference to the full text of the Agreement and the form of the Notes, filed as Exhibits 4.1, 4.2 and 10.1 to this Current Report on Form 8-K, which are incorporated herein by reference.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit	Description
Exhibit 4.1	Form of 4.07% Senior Notes, Series A, of Paychex of New York LLC, due March 13, 2026
Exhibit 4.2	Form of 4.25% Senior Notes, Series B, of Paychex of New York LLC, due March 13, 2029
Exhibit 10.1	Note Purchase and Guarantee Agreement, dated as of January 9, 2019, by and among the Company, the Parent, and the respective purchasers thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PAYCHEX, INC.

Date:	January 11, 2019	/s/ Martin Mucci
Martin Mucci
President and Chief Executive Officer

Date:	January 11, 2019	/s/ Efrain Rivera
Efrain Rivera
Senior Vice President, Chief Financial Officer, and Treasurer